Centennial Resource Development Announces First Quarter 2021 Results

DENVER, May 4, 2021 (GLOBE NEWSWIRE) -- Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced first quarter 2021 financial and operational results.
Recent Financial and Operational Highlights
•Generated free cash flow for the third consecutive quarter
•Increased pro forma liquidity by 22% compared to year-end
•Issued $170 million of 3.25% convertible senior notes due 2028
•Redeemed at par $127 million of 8.00% second lien senior secured notes due 2025
•Delivered first quarter average well costs below $800 per lateral foot
Financial Results
For the first quarter, Centennial generated net cash from operating activities of $72.3 million and free cash flow1 of $10.6 million. The Company reported a net loss during the quarter of $34.6 million, or $0.12 per diluted share, compared to a net loss of $548.0 million, or $1.99 per diluted share, in the prior year period.
Total equivalent production during the first quarter averaged 54,202 barrels of oil equivalent per day (“Boe/d”) compared to 71,820 Boe/d in the prior year period. Average daily crude oil production for the quarter was 28,239 barrels of oil per day (“Bbls/d”) compared to 41,512 Bbls/d in the prior year period. Impacted by Winter Storm Uri and related power outages, a majority of the Company’s production was offline during a seven-day period in February.
“Our team successfully resumed operational activity during the quarter, while delivering production and costs in-line with expectations in spite of the challenges posed by severe winter weather,” said Sean R. Smith, Chief Executive Officer. “Most importantly, Centennial has now transitioned to a sustainable free cash flow generating company. At current strip pricing, we expect to continue to repay borrowings on our credit facility and organically delever the balance sheet through year-end.”
In addition to its impact on production, severe winter weather during the quarter also affected certain revenue and cost items. For the first quarter, revenue from natural gas sales increased 100% compared to the prior quarter, driven by higher natural gas prices due to extreme cold temperatures across the state of Texas and surrounding regions. Additionally, Centennial incurred higher than expected lease operating expense (“LOE”) related to elevated electricity costs. LOE for the quarter totaled $25.9 million and, excluding one-time costs, was estimated to be $24.1 million, or $4.93 per Boe. Lastly, higher natural gas prices drove an increase in gathering, processing and transportation expense.
“Higher natural gas revenue more than offset increased operating costs during the quarter. We expect our unit cost metrics to return to normalized levels beginning in the second quarter and have reiterated our full-year production and cost targets,” said Smith.

First Quarter Operational Results
Using multi-well pads and extended laterals, Centennial continues to efficiently develop its Delaware Basin acreage position. For the full quarter, the Company operated a two-rig drilling program with one completion crew and realized additional efficiencies. These continued improvements, combined with structural design changes, have resulted in lower drilling and completion costs.
“During the quarter, we reduced our spud to rig release times by 11% compared to the prior year period, while increasing our average lateral length by 17%,” said Smith. “As a result, our operations team achieved an average gross well cost of $795 per lateral foot for the quarter. We are very pleased with these results and will remain focused on driving additional efficiencies throughout the year.”
Total capital expenditures incurred for the quarter were $72.9 million. First quarter drilling, completion and facilities costs totaled $70.6 million, reflecting higher operational activity than originally expected. During the quarter, Centennial replaced its previous drilling rigs with more efficient walking rigs, which the Company expects to further reduce cycle times going forward. Infrastructure, land and other capital expenditures totaled $2.3 million.
Convertible Senior Notes Offering
In March, Centennial issued $170 million of 3.25% convertible senior notes due 2028 for net proceeds of $163.7 million. Net proceeds from the offering were used to redeem at par the $127.1 million 8.00% second lien senior secured notes due 2025 (the “senior secured notes”) subsequent to quarter-end, to repay borrowings under the revolving credit facility and to fund the cost of entering into a capped call transaction to minimize potential future dilution. Upon maturity of the convertible senior notes, the Company has the flexibility to settle these notes through cash, stock or a combination thereof at Centennial’s discretion. As a result of the redemption, the Company improved its liquidity position through the elimination of the $31.8 million credit facility availability blocker associated with the senior secured notes that had previously restricted access to the full borrowing base.
“This offering enabled Centennial to redeem our highest coupon and nearest note maturity at par. The transaction strengthens our maturity profile, reduces interest costs and improves liquidity,” said Smith. “We now have a nearly five-year runway until our first senior unsecured note maturity in 2026, which provides significant financial flexibility.”
Capital Structure and Liquidity
In April, Centennial’s bank group reaffirmed its borrowing base at $700 million. At March 31, 2021, Centennial had approximately $11 million in cash on hand and $160 million of borrowings outstanding under its revolving credit facility which reflects a temporary repayment using the net proceeds from the convertible senior notes offering. Adjusted for the April redemption of its senior secured notes using credit facility borrowings, Centennial’s pro forma liquidity position increased by approximately $76 million from year-end to $416 million, which is based on its $700 million borrowing base, $291 million in borrowings outstanding and $4 million in current letters of credit outstanding, plus cash on hand.

A comparison between recent periods of Centennial’s liquidity, including the pro forma impact of the redemption of Centennial’s senior secured notes in April, is provided below:

($'s in millions)	December 31, 2020 (Actual)	March 31, 2021 (Actual)	March 31, 2021 (Pro Forma)[1]
Borrowing Base	$700.0	$700.0	$700.0
Facility Amount	668.2	668.2	700.0
Less: RCF Borrowings	(330.0)	(160.0)	(290.8)
Less: Letters of Credit	(4.3)	(4.3)	(4.3)
Plus: Cash	5.8	10.9	10.9
Liquidity	$339.7	$514.8	$415.8

(1)    Amounts as of March 31, 2021 in this column have been adjusted to reflect the pro forma effects of (i) $130.8 million in borrowings under the revolving credit facility (“RCF”) that were used to fund the April redemption at par of all the senior secured notes and accrued interest and (ii) the removal of the $31.8 million RCF availability blocker.
Hedge Position
For the remainder of 2021, Centennial has a total of 13,811 Bbls/d of oil hedged, consisting of approximately 88% fixed price swaps. For the second quarter 2021, the Company currently has 17,500 Bbls/d of oil hedged at weighted per barrel average fixed prices of $43.18 WTI and $54.98 Brent. Also for the second quarter, the Company has 2,500 Bbls/d of WTI oil collars in place with a weighted average floor and ceiling price of $42.00 per barrel and $51.14 per barrel, respectively. Notably, the Company has significantly less oil hedges during the third and fourth quarters of 2021. For the second half of 2021, the Company has 7,500 Bbls/d and 2,000 Bbls/d of oil hedged at weighted per barrel average fixed prices of $45.74 WTI and $48.38 Brent, respectively. Also during this time period, the Company has 1,250 Bbls/d of WTI oil collars in place with a weighted average floor and ceiling price of $44.60 per barrel and $53.28 per barrel, respectively. For 2022, Centennial has 500 Bbls/d of oil hedged during the first quarter at a fixed price of $60.72 per barrel WTI. In addition, Centennial has certain crude oil basis swaps in place for 2021 and certain natural gas hedges in place for 2021 and 2022. (For a summary table of Centennial’s derivative contracts as of April 30, 2021, please see the Appendix to this press release.)
Quarterly Report on Form 10-Q
Centennial’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 5, 2021.
Conference Call and Webcast
Centennial will host an investor conference call on Wednesday, May 5, 2021 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss first quarter 2021 operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (844) 348-0017, or (213) 358-0877 for international calls, (Conference ID: 7578513) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 7578513) for a seven-day period following the call.

About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions taken in response by certain oil and natural gas producing countries;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Free Cash Flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and a reconciliation to net cash provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

Centennial Resource Development, Inc.
Operating Highlights

	Three Months Ended March 31,
	2021	2020
Net revenues (in thousands):
Oil sales	$133,726	$170,505
Natural gas sales	35,451	8,358
NGL sales	23,214	13,906
Oil and gas sales	$192,391	$192,769

Average sales prices:
Oil (per Bbl)	$52.62	$45.14
Effect of derivative settlements on average price (per Bbl)	(9.43)	(0.01)
Oil net of hedging (per Bbl)	$43.19	$45.13

Average NYMEX price for oil (per Bbl)	$57.84	$46.19
Oil differential from NYMEX	(5.22)	(1.05)

Natural gas (per Mcf)	$3.79	$0.78
Effect of derivative settlements on average price (per Mcf)	0.12	—
Natural gas net of hedging (per Mcf)	$3.91	$0.78

Average NYMEX price for natural gas (per Mcf)	$3.44	$1.88
Natural gas differential from NYMEX	0.35	(1.10)

NGL (per Bbl)	$29.78	$14.30

Net production:
Oil (MBbls)	2,542	3,778
Natural gas (MMcf)	9,343	10,715
NGL (MBbls)	780	972
Total (MBoe)(1)	4,878	6,536

Average daily net production:
Oil (Bbls/d)	28,239	41,512
Natural gas (Mcf/d)	103,806	117,751
NGL (Bbls/d)	8,662	10,683
Total (Boe/d)(1)	54,202	71,820

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Centennial Resource Development, Inc.
Operating Expenses

	Three Months Ended March 31,
	2021	2020
Operating costs (in thousands):
Lease operating expenses	$25,861	$32,639
Severance and ad valorem taxes	12,583	16,573
Gathering, processing and transportation expenses	20,625	16,939
Operating costs per Boe:
Lease operating expenses	$5.30	$4.99
Severance and ad valorem taxes	2.58	2.54
Gathering, processing and transportation expenses	4.23	2.59

Centennial Resource Development, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Operating revenues
Oil and gas sales	$192,391	$192,769
Operating expenses
Lease operating expenses	25,861	32,639
Severance and ad valorem taxes	12,583	16,573
Gathering, processing and transportation expenses	20,625	16,939
Depreciation, depletion and amortization	63,783	101,258
Impairment and abandonment expense	9,200	611,300
Exploration and other expenses	1,095	4,009
General and administrative expenses	25,256	18,870
Total operating expenses	158,403	801,588
Net gain (loss) on sale of long-lived assets	44	245
Income (loss) from operations	34,032	(608,574)

Other income (expense)
Interest expense	(17,485)	(16,421)
Net gain (loss) on derivative instruments	(51,199)	(8,505)
Other income (expense)	7	(53)
Total other income (expense)	(68,677)	(24,979)

Income (loss) before income taxes	(34,645)	(633,553)
Income tax (expense) benefit	—	83,208
Net income (loss)	(34,645)	(550,345)
Less: Net (income) loss attributable to noncontrolling interest	—	2,362
Net income (loss) attributable to Class A Common Stock	$(34,645)	$(547,983)

Income (loss) per share of Class A Common Stock:
Basic	$(0.12)	$(1.99)
Diluted	$(0.12)	$(1.99)

Centennial Resource Development, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$10,936	$5,800
Accounts receivable, net	70,571	54,557
Prepaid and other current assets	5,502	5,229
Total current assets	87,009	65,586
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,192,712	1,209,205
Proved properties	4,475,972	4,395,473
Accumulated depreciation, depletion and amortization	(1,940,672)	(1,877,832)
Total oil and natural gas properties, net	3,728,012	3,726,846
Other property and equipment, net	12,161	12,650
Total property and equipment, net	3,740,173	3,739,496
Noncurrent assets
Operating lease right-of-use assets	2,381	3,176
Other noncurrent assets	18,758	19,167
TOTAL ASSETS	$3,848,321	$3,827,425
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$144,958	$110,439
Operating lease liabilities	2,697	3,155
Other current liabilities	46,536	18,274
Total current liabilities	194,191	131,868
Noncurrent liabilities
Long-term debt, net	1,063,754	1,068,624
Asset retirement obligations	17,158	17,009
Deferred income taxes	2,589	2,589
Operating lease liabilities	—	422
Other noncurrent liabilities	11,726	2,952
Total liabilities	1,289,418	1,223,464
Commitments and contingencies (Note 10)
Shareholders’ equity
Common stock, $0.0001 par value, 620,000,000 shares authorized:
Class A: 290,792,727 shares issued and 279,124,752 shares outstanding at March 31, 2021 and 290,645,623 shares issued and 278,551,901 shares outstanding at December 31, 2020	29	29
Additional paid-in capital	2,994,020	3,004,433
Retained earnings (accumulated deficit)	(435,146)	(400,501)
Total shareholders’ equity	2,558,903	2,603,961
Noncontrolling interest	—	—
Total equity	2,558,903	2,603,961
TOTAL LIABILITIES AND EQUITY	$3,848,321	$3,827,425

Centennial Resource Development, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(34,645)	$(550,345)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	63,783	101,258
Stock-based compensation expense - equity awards	4,585	6,409
Stock-based compensation expense - liability awards	10,414	—
Impairment and abandonment expense	9,200	611,300
Deferred tax expense (benefit)	—	(83,208)
Net (gain) loss on sale of long-lived assets	(44)	(245)
Non-cash portion of derivative (gain) loss	28,313	8,452
Amortization of debt issuance costs and discount	1,847	799
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(14,997)	41,026
(Increase) decrease in prepaid and other assets	(264)	(263)
Increase (decrease) in accounts payable and other liabilities	4,154	(34,365)
Net cash provided by operating activities	72,346	100,818
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(433)	(5,795)
Drilling and development capital expenditures	(46,152)	(161,895)
Purchases of other property and equipment	(181)	(486)
Proceeds from sales of oil and natural gas properties	168	1,200
Net cash used in investing activities	(46,598)	(166,976)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	70,000	195,000
Repayment of borrowings under revolving credit facility	(240,000)	(135,000)
Proceeds from issuance of convertible senior notes	170,000	—
Debt issuance costs	(5,444)	—
Premiums paid on capped call transactions	(14,688)	—
Restricted stock used for tax withholdings	(477)	(208)
Net cash (used in) provided by financing activities	(20,609)	59,792
Net increase (decrease) in cash, cash equivalents and restricted cash	5,139	(6,366)
Cash, cash equivalents and restricted cash, beginning of period	8,339	15,543
Cash, cash equivalents and restricted cash, end of period	$13,478	$9,177

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Three Months Ended March 31,
	2021	2020
Cash and cash equivalents	$10,936	$3,841
Restricted cash	2,542	5,336
Total cash, cash equivalents and restricted cash	$13,478	$9,177

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expenses, non-cash gains or losses on derivatives, stock-based compensation and gains and losses from the sale of assets. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2021	2020
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$(34,645)	$(547,983)
Net income (loss) attributable to noncontrolling interest	—	(2,362)
Interest expense	17,485	16,421
Income tax expense (benefit)	—	(83,208)
Depreciation, depletion and amortization	63,783	101,258
Impairment and abandonment expenses	9,200	611,300
Non-cash derivative (gain) loss	28,313	8,452
Stock-based compensation expense(1)	14,624	5,892
Exploration and other expenses	1,095	4,009
(Gain) loss on sale of long-lived assets	(44)	(245)
Adjusted EBITDAX	$99,811	$113,534

(1)    Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Free Cash Flow (Deficit)
Free cash flow (deficit) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow (deficit) as net cash provided by operating activities before changes in working capital, less incurred capital expenditures.
Our management believes free cash flow (deficit) is a useful indicator of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that this measure, as so adjusted, presents a meaningful indicator of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow (deficit) may not be comparable to other similarly titled measures of other companies. Free cash flow (deficit) should not be considered as an alternative to, or more meaningful than, cash provided by operating activities as determined in accordance with GAAP or as indicator of our operating performance or liquidity.
Free cash flow (deficit) is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow (deficit) to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$72,346	$100,818
Changes in working capital:
Accounts receivable	14,997	(41,026)
Prepaid and other assets	264	263
Accounts payable and other liabilities	(4,154)	34,365
Discretionary cash flow	83,453	94,420
Less: total capital expenditures incurred	(72,900)	(175,400)
Free cash flow (deficit)	$10,553	$(80,980)

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of March 31, 2021 and additional contracts entered into through April 30, 2021:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps
NYMEX WTI	April 2021 - June 2021	1,183,000	13,000	$43.18
	July 2021 - September 2021	736,000	8,000	45.87
	October 2021 - December 2021	644,000	7,000	45.59
	January 2022 - March 2022	45,000	500	60.72

ICE Brent	April 2021 - June 2021	409,500	4,500	$54.98
	July 2021 - September 2021	184,000	2,000	48.25
	October 2021 - December 2021	184,000	2,000	48.50

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	April 2021 - June 2021	227,500	2,500	$42.00 - $51.14
	July 2021 - September 2021	138,000	1,500	46.33 - 55.40
	October 2021 - December 2021	92,000	1,000	42.00 - 50.10

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil basis differential swaps	April 2021 - June 2021	1,183,000	13,000	$0.11
	July 2021 - September 2021	736,000	8,000	0.26
	October 2021 - December 2021	644,000	7,000	0.26

(1)    These crude oil swap transactions are settled based on either the NYMEX WTI or ICE Brent oil price, as applicable, on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2) These crude oil collars are settled based on the NYMEX WTI price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3) These oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	April 2021 - June 2021	3,640,000	40,000	$2.89
	July 2021 - September 2021	3,680,000	40,000	2.89
	October 2021 - December 2021	3,680,000	40,000	2.95
	January 2022 - March 2022	1,800,000	20,000	3.00

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	April 2021 - June 2021	3,640,000	40,000	$(0.30)
	July 2021 - September 2021	3,680,000	40,000	(0.30)
	October 2021 - December 2021	3,680,000	40,000	(0.28)
	January 2022 - March 2022	1,800,000	20,000	(0.26)

(1) These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2) These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.